Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2017 SECOND QUARTER RESULTS

DANBURY, CT – January 25, 2017 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2017 second quarter ended December 31, 2016. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Summary Financial Information for Second Fiscal Quarter Ended December 31, 2016:

●	Written orders for Retail lower by 3.6% from a strong increase of 15.3% in the previous year period

●	Consolidated net sales of $194.7 million, lower by 6.2% from previous year when consolidated net sales increased by 5.3%

●	Gross margin of 55.5% compared to 55.9%

●

Operating income of $17.1 million, compared to $26.5 million; adjusted operating income of $17.1 million compared to $25.3 million in previous year when adjusted operating income increased 35.1% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating income)

●

Operating margin of 8.8%, compared to previous year of 12.8%; adjusted operating margin of 8.8%, compared to previous year of 12.2% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●

Diluted earnings per share (“EPS”) of $0.38 compared to previous year of $0.58; adjusted EPS of $0.39 compared to previous year adjusted EPS of $0.55 when adjusted EPS increased 48.6% (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	Paid dividends of $4.7 million, an increase of 18.3%

Farooq Kathwari, Chairman and CEO, stated, “As we mentioned earlier this month and stated again in the summary highlights today, despite very tough previous-year comparisons and a challenging retail environment, we had decent results.” Mr. Kathwari further stated, “We strongly believe that our excellence in customer experience is the most important differentiating factor. We are now ready to invest in expanding our marketing, effective the third quarter, as many of our initiatives are in place. These include a major refresh of our product offerings; expansion of our manufacturing capacities; relocation and renovation of our Design Centers; and adding technology at all levels of our enterprise to improve the customer experience. We remain cautiously optimistic, especially in view of the challenging comparison to last year’s third quarter when our adjusted diluted earnings per share increased 89%.”

FISCAL 2017 SECOND QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the quarter ended December 31, 2016 were $194.7 million compared to $207.5 million in the prior year quarter.

Gross profit was $108.1 million for the quarter ended December 31, 2016 compared to $116.1 million and gross margin was 55.5% compared to 55.9% in the prior year quarter. Retail sales as a percent of total consolidated sales increased to 80.3% from 79.4%, increasing our consolidated gross margin due to mix, while lower wholesale production reduced our gross margin in total.

Operating expenses were $91.0 million in the quarter ended December 31, 2016, or 46.8% of sales compared to $89.6 million, or 43.1% of sales in the prior year quarter. This was primarily due to the prior year quarter $1.3 million gain on the sale of real estate in our retail segment. Compared to the prior year quarter, the current year second quarter incurred pre-launch costs associated with the Ethan Allen | Disney launch and incremental costs from operating more new design centers in the current quarter.

Operating income was $17.1 million, or 8.8% of sales in the quarter ended December 31, 2016, compared to the prior year quarter operating income of $26.5 million, or 12.8% of sales. Adjusted operating income was $17.1 million, or 8.8% of sales in the quarter ended December 31, 2016, compared to $25.3 million, or 12.2% of sales in the same period of the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Net income for the quarter ended December 31, 2016 was $10.7 million or $0.38 per diluted share compared to $16.5 million or $0.58 per diluted share in the prior year second quarter. Adjusted net income was $10.8 million or $0.39 per diluted share in the quarter ended December 31, 2016, and $15.8 million or $0.55 per diluted share in the same period of the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales of $156.3 million in the quarter ended December 31, 2016 compared to $164.7 million in the prior year quarter. Comparable design center net sales declined 5.4%.

Total written orders for the Retail Division declined 3.6% for the second quarter of fiscal 2017 compared to the prior year second quarter and comparable written orders for the Retail Division declined 4.5% over the same prior year period.

Retail operating income of $2.1 million in the quarter ended December 31, 2016 declined over the same period of the prior year of $6.7 million, a decrease of $4.5 million. The lower operating margin in the current quarter was driven primarily by the prior year income on the sale of real estate, reduced operating profits from more new stores operating less than 15 months in the current versus the prior year, more discounts and promotions in the current quarter, and expenses associated with the Ethan Allen | Disney new product launch. This was partly offset by an increase in average sale price, and a reduction in clearance sales in the current quarter.

Wholesale Segment

Net sales of $113.7 million decreased 10.1%, with decreased sales to our retail and independent dealers.

Wholesale operating income of $14.2 million compared to $19.7 million in the prior year quarter. The current year was impacted by lower sales by retail and higher promotional discounts..

FISCAL 2017 YEAR-TO-DATE FINANCIAL RESULTS:

Consolidated net sales were $388.0 million compared to $397.9 million during the same period in the prior year. Gross margin, operating profit margin and adjusted operating profit margin were 55.8%, 9.1% and 9.3% respectively in fiscal 2017 and 55.5%, 11.9% and 11.6% during the same period in fiscal 2016. Net income for the six months ended December 31, 2016 was $22.2 million or $0.79 per diluted share compared to $29.7 million or $1.04 per diluted share in the prior year comparable period. Adjusted net income of $22.7 million for the six months ended December 31, 2016, compared with $28.9 million for the same period in the prior year and our adjusted earnings per diluted share for the six months to date at $0.81 compared with $1.01 for the same period in the prior year.

Balance Sheet and Cash Flow

Total debt of $40.3 million decreased $1.5 million from June 30, 2016 due to scheduled repayments.

Total cash and securities, including restricted cash, of $64.5 million increased $4.0 million from June 30, 2016, and working capital increased $11.8 million during the same period.

Inventories of $160.4 million decreased by $1.9 million from June 30, 2016, primarily from our retail service centers.

Capital expenditures were $11.3 million fiscal year to date at December 31, 2016 compared to $7.4 million for the same prior year period.

Dividends and share repurchases; During the quarter ended December 31, 2016, we paid $4.7 million of dividends, an 18.3% increase over the same prior year quarter. We repurchased 107,700 shares for $3.4 million in the first quarter which settled in the second quarter.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, January 25 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 41001866. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy five percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor / Media Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
corey.whitely@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, ”adjusted net income”, ”adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 (the “2016 Form 10-K”) and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2016, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15

Net sales	$194.7	$207.5	$388.0	$397.9
Gross margin	55.5%	55.9%	55.8%	55.5%
Operating margin	8.8%	12.8%	9.1%	11.9%
Adjusted operating margin *	8.8%	12.2%	9.3%	11.6%
Net income	$10.7	$16.5	$22.2	$29.7
Adjusted net income *	$10.8	$15.8	$22.7	$28.9
Operating cash flow	$(0.0)	$5.0	$27.5	$21.0
Capital expenditures	$3.8	$4.2	$11.3	$7.4
Company stock repurchases (trade date)	$0.0	$12.2	$3.4	$12.2

EBITDA	$22.2	$31.3	$45.5	$57.0
EBITDA as % of net sales	11.4%	15.1%	11.7%	14.3%

Adjusted EBITDA *	$22.2	$30.1	$46.1	$55.8
Adjusted EBITDA as % of net sales *	11.4%	14.5%	11.9%	14.0%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
Retail
Net sales	$156.3	$164.7	$308.5	$310.7
Operating margin	1.4%	4.1%	1.0%	2.7%
Adjusted operating margin *	1.4%	3.3%	1.2%	2.3%

Wholesale
Net sales	$113.7	$126.4	$228.3	$246.9
Operating margin	12.5%	15.6%	13.4%	16.3%
Adjusted operating margin *	12.5%	15.6%	13.4%	16.3%

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Six Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15

Net sales	$194,672	$207,535	$387,959	$397,926
Cost of sales	86,548	91,477	171,368	177,195
Gross profit	108,124	116,058	216,591	220,731
Selling, general and administrative expenses	91,030	89,551	181,160	173,324
Operating income	17,094	26,507	35,431	47,407
Interest and other income	182	49	325	175
Interest expense	324	431	647	887
Income before income taxes	16,952	26,125	35,109	46,695
Income tax expense	6,252	9,591	12,880	17,014
Net income	$10,700	$16,534	$22,229	$29,681

Basic earnings per common share:
Net income per basic share	$0.39	$0.58	$0.80	$1.05
Basic weighted average shares outstanding	27,666	28,304	27,696	28,357

Diluted earnings per common share:
Net income per diluted share	$0.38	$0.58	$0.79	$1.04
Diluted weighted average shares outstanding	27,945	28,537	27,979	28,605

Comprehensive income:
Net income	$10,700	$16,534	$22,229	$29,681
Other comprehensive income
Currency translation adjustment	(1,281)	(411)	(2,211)	(1,395)
Other	(11)	8	(23)	14
Other comprehensive income (loss) net of tax	(1,292)	(403)	(2,234)	(1,381)
Comprehensive income	$9,408	$16,131	$19,995	$28,300

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	December 31,	June 30,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$57,149	$52,659
Marketable securities	-	-
Accounts receivable, net	8,773	9,467
Inventories	160,384	162,323
Prepaid expenses & other current assets	22,110	23,755
Total current assets	248,416	248,204

Property, plant and equipment, net	271,147	273,615
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,308	7,820
Other assets	2,506	2,642

Total Assets	$574,505	$577,409

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	2,810	3,001
Customer deposits	55,297	60,958
Accounts payable	12,969	15,437
Accrued expenses & other current liabilities	40,732	43,951
Total current liabilities	111,808	123,347

Long-term debt	37,533	38,837
Other long-term liabilities	23,680	23,023
Total liabilities	173,021	185,207

Shareholders' equity:
Common stock	490	489
Additional paid-in-capital	377,634	374,972
Less: Treasury stock	(628,300)	(624,932)
Retained earnings	658,536	646,315
Accumulated other comprehensive income	(7,057)	(4,846)
Total Ethan Allen Interiors Inc. shareholders' equity	401,303	391,998
Noncontrolling interests	181	204
Total shareholders' equity	401,484	392,202

Total Liabilities and Shareholders' Equity	$574,505	$577,409

Ethan Allen Interiors Inc.

Design Center Activity

Second Quarter Fiscal 2017

Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	151	145	296
Additions (includes Relocations) (1)	5	1	6
Closings (includes Relocations) (1)	(1)	-	(1)
Transfers	-	-	-
Balance at end of period	155	146	301

United States	49	140	189
International	106	6	112

(1) Relocations in additions & closing	-	-	-

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2016 and 2015
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Income / Earnings Per Share
Net income	$10,700	$16,534	$22,229	$29,681
Adjustments net of related tax effects *	-	(763)	391	(754)
Normalized income tax effects *	65	56	65	(30)
Adjusted net income	$10,765	$15,827	$22,685	$28,897
Diluted weighted average shares outstanding	27,945	28,537	27,979	28,605
Earnings per diluted share	$0.38	$0.58	$0.79	$1.04
Adjusted earnings per diluted share	$0.39	$0.55	$0.81	$1.01

Consolidated Operating Income / Operating Margin
Operating income	$17,094	$26,507	$35,431	$47,407
Add: adjustments *	-	(1,201)	616	(1,188)
Adjusted operating income *	$17,094	$25,306	$36,047	$46,219
Net sales	$194,672	$207,535	$387,959	$397,926
Operating margin	8.8%	12.8%	9.1%	11.9%
Adjusted operating margin *	8.8%	12.2%	9.3%	11.6%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$14,179	$19,690	$30,670	$40,277
Add: adjustments *	-	-	-	-
Adjusted wholesale operating income *	$14,179	$19,690	$30,670	$40,277
Wholesale net sales	$113,693	$126,413	$228,257	$246,868
Wholesale operating margin	12.5%	15.6%	13.4%	16.3%
Adjusted wholesale operating margin *	12.5%	15.6%	13.4%	16.3%
Retail Operating Income / Operating Margin
Retail operating income	$2,147	$6,689	$3,170	$8,329
Add: adjustments *	-	(1,201)	616	(1,188)
Adjusted retail operating income *	$2,147	$5,488	$3,786	$7,141
Retail net sales	$156,292	$164,703	$308,547	$310,743
Retail operating margin	1.4%	4.1%	1.0%	2.7%
Adjusted retail operating margin *	1.4%	3.3%	1.2%	2.3%

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Six Months Ended December 31, 2016 and 2015
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

EBITDA
Net income	$10,700	$16,534	$22,229	$29,681
Add: interest expense, net	208	322	409	676
income tax expense	6,252	9,591	12,880	17,014
depreciation and amortization	5,000	4,806	9,999	9,589
EBITDA	$22,160	$31,253	$45,517	$56,960
Net sales	$194,672	$207,535	$387,959	$397,926
EBITDA as % of net sales	11.4%	15.1%	11.7%	14.3%
EBITDA	$22,160	$31,253	$45,517	$56,960
Add: adjustments *	-	(1,201)	616	(1,188)
Adjusted EBITDA	$22,160	$30,052	$46,133	$55,772
Net sales	$194,672	$207,535	$387,959	$397,926
Adjusted EBITDA as % of net sales	11.4%	14.5%	11.9%	14.0%

* Adjustments consist of the following:

	Three Months Ended		Six Months Ended
	December31,		December31,
	2016	2015	2016	2015
Adjustments net of related income tax effects:
Real estate losses (gains)	$-	$(1,334)	$616	$(1,334)
Restructuring charges	-	133	-	146
	-	(1,201)	616	(1,188)
Related tax effects	-	438	(225)	434
Adjustments net of related income tax effects	$-	$(763)	$391	$(754)

Related tax effects are calculated using a normalized tax rate of 36.5%